PRELIMINARY COPY - - SUBJECT TO COMPLETION

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                          SCHEDULE 14A Information
             Consent Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:
[X] Preliminary Consent Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Consent Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         RENTAL SERVICE CORPORATION
              (Name of Registrant as Specified in Its Charter)

                            UNITED RENTALS, INC.
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)  Title of each class of securities to which transaction applies:

        (2)  Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)  Proposed maximum aggregate value of transactions:

        (5) Total fee paid:

 [  ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:
        (2) Form, Schedule or Registration Statement No.:
        (3) Filing Party:
        (4) Date Filed:




                 PRELIMINARY COPY - - SUBJECT TO COMPLETION

                           [United Rentals Logo]

                                                            April [ ], 1999

Dear Rental Service Stockholder:

        On April 5, 1999, United Rentals, Inc., through a wholly owned subsidiary, commenced a $22.75 per share all cash tender offer for all outstanding shares of Rental Service Corporation common stock. In addition, United Rentals has proposed a second-step merger of the two companies pursuant to which each share of Rental Service common stock not acquired in the tender offer would be converted into the right to receive in cash the highest price per share paid by United Rentals in the tender offer. Following the merger, Rental Service would become a wholly owned subsidiary of United Rentals.

        As you know, NationsRent, Inc. and Rental Service previously entered into a merger agreement in which each outstanding share of NationsRent common stock would be converted into 0.355 of a share of Rental Service common stock. In that transaction, you would continue to retain your shares in the combined Rental Service/NationsRent, and NationsRent stockholders would end up owning approximately 45% of the combined company.

        We believe, however, that our tender offer, which provides a cash premium of approximately 32% over the closing market price per share of Rental Service common stock on the last trading day prior to the announcement of such offer, provides a significant premium and more certain value to you than the proposed NationsRent/Rental Service merger.

        There are a number of conditions to consummation of our tender offer, including approval of the offer by the Board of Directors of Rental Service. United Rentals is today commencing a solicitation of written consents from Rental Service stockholders to remove the existing Rental Service Board of Directors and replace them with nominees of United Rentals, who, subject to their fiduciary duties as directors, intend to approve the United Rentals offer and proposed second-step merger of Rental Service and United Rentals and to take certain other actions to facilitate the consummation of the offer. The specific features of United Rentals' proposals, as well as the consent procedure, are described in the accompanying Consent Statement.

        If you were a stockholder of record on April __, 1999, but subsequently sold your shares, you still retain voting rights in connection with this consent solicitation. Your failure to vote may adversely affect those who continue to be stockholders. In fairness to other stockholders, United Rentals urges you to vote all shares that you were entitled to vote as of the April __, 1999, the record date for the consent solicitation, on the enclosed BLUE consent card.

        WE URGE YOU TO PROTECT YOUR INTERESTS -- PLEASE SIGN, DATE AND RETURN THE BLUE CONSENT CARD TODAY.

        Thank you for your consideration and support.

                                   Sincerely,

                                   Bradley S. Jacobs
                                   Chairman and Chief Executive Officer
                                   United Rentals, Inc.



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                                 IMPORTANT

1. If your Rental Service shares are held in your own name, please sign, date and mail the enclosed BLUE consent card to Georgeson & Company Inc. ("Georgeson") in the postage-paid envelope provided.

2. If your Rental Service shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in "street-name," deliver the enclosed BLUE consent card to your broker or bank and contact the person responsible for your account to ensure that a BLUE consent card is submitted on your behalf. United Rentals urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to United Rentals in care of Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005 so that United Rentals will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Since United Rentals must receive consents from a majority of all of Rental Service's outstanding shares in order for its nominees to be elected, a failure to consent will have the same effect as a "no" vote with respect to United Rentals' solicitation. United Rentals urges each stockholder to ensure that the record holder of his or her shares, signs, dates and returns the enclosed consent card as soon as possible.

        If you have any questions or require any assistance in executing your consent, please call:

                                 GEORGESON
                               & COMPANY INC.

                             Wall Street Plaza
                          New York, New York 10005
               Banks and Brokers Call Collect: (212) 440-9800
                 All Others Call Toll Free: 1-800-223-2064


        THIS CONSENT STATEMENT RELATES SOLELY TO THE SOLICITATION OF CONSENTS TO THE PROPOSALS SET FORTH HEREIN AND IS NEITHER A REQUEST FOR THE TENDER OF RENTAL SERVICE COMMON STOCK NOR AN OFFER WITH RESPECT THERETO. THE UNITED RENTALS TENDER OFFER IS BEING MADE ONLY BY MEANS OF AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, WHICH HAVE BEEN SEPARATELY MAILED TO RENTAL SERVICE STOCKHOLDERS.

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                 PRELIMINARY COPY - - SUBJECT TO COMPLETION

                               April __, 1999

                             CONSENT STATEMENT
                                     OF
                            UNITED RENTALS, INC.

        This Consent Statement and the enclosed BLUE consent card are being furnished by United Rentals, Inc., a Delaware corporation ("United Rentals"), in connection with the solicitation by United Rentals of written consents from the holders of shares of common stock, par value $.01 per share (the "Shares" or the "Rental Service Common Stock"), of Rental Service Corporation, a Delaware corporation ("Rental Service"), to take the following actions without a stockholders' meeting, as permitted by Delaware law:

               (1) Remove all eight existing members of the Rental Service Board of Directors (the "Rental Service Board") and any person(s) elected or designated by any of such directors to fill any vacancy or newly created directorship;

               (2) Elect Bradley S. Jacobs, Richard N. Daniel, Richard J. Heckmann, Wayland R. Hicks, Stephanie R. Joseph, John N. Milne, Michael J. Nolan, Raymond S. Troubh and Gerald Tsai, Jr. (collectively, the "Nominees") as the directors of Rental Service; provided, that, in the event that the Rental Service Board continues to be fixed at eight (or fewer) directors, the Nominees who receive the greatest number of votes shall fill all available seats on the Rental Service Board; and

               (3) Repeal each provision of Rental Service's Amended and Restated Bylaws (the "Rental Service Bylaws") or amendment thereto adopted subsequent to January 20, 1999 and prior to the effectiveness of any of the Proposals (as defined below).

        The foregoing actions (collectively, the "Proposals") are designed to expedite the prompt consummation of a $22.75 per share cash tender offer by UR Acquisition Corporation ("UR Acquisition"), a Delaware corporation and a wholly owned subsidiary of United Rentals, to acquire all of the outstanding Shares, which is described in more detail below. Stockholders of Rental Service are asked to express their consent to the Proposals on the accompanying BLUE consent card. None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposals; however, Proposal 2 cannot be effected unless Proposal 1 is adopted.

        UNITED RENTALS RECOMMENDS THAT YOU CONSENT TO EACH OF THE
PROPOSALS.

        On April 5, 1999, UR Acquisition commenced an offer to purchase all outstanding Shares, at a price of $22.75 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 5, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). On April 1, 1999, the last full trading day prior to the announcement of the Offer, the closing price of the Shares on the New York Stock Exchange ("NYSE") was $17.25 per Share. Accordingly, the Offer of $22.75 per Share represents a premium of approximately 32% over the closing price per Share prior to the announcement of the Offer.

        Complete information about the Offer is contained in the Offer to Purchase, which is available upon request from the Information Agent for the Offer, Georgeson & Company Inc. ("Georgeson"), and in United Rentals' Tender Offer Statement on Schedule 14D-1 (as amended or supplemented from time to time, the "Schedule 14D-1") which has been filed with the Securities and Exchange Commission (the "Commission"). The Schedule 14D-1, including exhibits thereto, should be available for inspection and copies should be obtainable in the manner set forth under "CERTAIN INFORMATION CONCERNING UNITED RENTALS" (except that such material will not be available at the regional offices of the Commission). The Commission also maintains a website at http://www.sec.gov that contains a copy of the Schedule 14D-1. Such material should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

        THIS CONSENT STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

        The purpose of the Offer is to enable United Rentals to acquire control of, and the entire equity interest in, Rental Service. The Offer, as the first step in the acquisition of Rental Service, is intended to facilitate the acquisition of all the Shares. United Rentals is seeking to negotiate with Rental Service with respect to the acquisition of Rental Service by United Rentals, including seeking to have Rental Service consummate a merger or similar business combination with UR Acquisition or another direct or indirect wholly owned subsidiary of United Rentals (the "Proposed United Rentals Merger"). The purpose of the Proposed United Rentals Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed United Rentals Merger, each then outstanding Share (other than Shares owned by UR Acquisition, United Rentals or any of their subsidiaries, Shares held in the treasury of Rental Service and Shares owned by stockholders who perfect any available appraisal rights under the Delaware General Corporation Law, as amended (the "DGCL")), would be converted into the right to receive an amount in cash equal to the Offer Price.

        NationsRent, Inc. ("NationsRent") and Rental Service have agreed to a proposed merger transaction (the "Proposed NationsRent Merger") wherein each issued and outstanding share of NationsRent common stock (the "NationsRent Shares"), other than NationsRent Shares held by NationsRent, Rental Service or any of their direct or indirect subsidiaries, would be converted into and become exchangeable for 0.355 of a Share. You, as a stockholder of Rental Service, would continue to retain your Shares following the Proposed NationsRent Merger. As a result of the Proposed NationsRent Merger, NationsRent stockholders would end up owning approximately 45% of a combined Rental Service/NationsRent.

        In connection with the Proposed NationsRent Merger, Rental Service and NationsRent entered into an Agreement and Plan of Merger, dated as of January 20, 1999 (the "NationsRent Merger Agreement"), which provides, among other things, that the termination of the NationsRent Merger Agreement by Rental Service under certain specified circumstances will require Rental Service to pay NationsRent $35 million as a termination fee and an additional $5 million in expenses (collectively, the "NationsRent Termination Fee").

        In connection with the execution of the NationsRent Merger Agreement, Rental Service also entered into an option agreement with NationsRent (the "NationsRent Option Agreement"). In the NationsRent Option Agreement, Rental Service granted NationsRent an option (the "NationsRent Option") to purchase 4,795,431 Shares (subject to certain adjustments), or approximately 19.9% of Rental Service's issued and outstanding Shares on January 19, 1999, at $23.25 per Share, subject to adjustment in certain circumstances; provided, that, in no case will the total profit realized by NationsRent under the NationsRent Option and the NationsRent Termination Fee (not including the expense reimbursement provisions) exceed $35 million. The NationsRent Option becomes exercisable upon the occurrence of any event that would result in NationsRent being entitled to a termination fee under the NationsRent Merger Agreement.

        The foregoing description of the NationsRent Merger Agreement and the NationsRent Option Agreement is qualified in its entirety by reference to the full text of the NationsRent Merger Agreement and the NationsRent Option Agreement, copies of which have been included by NationsRent as exhibits to NationsRent's Current Report on Form 8-K, filed with the SEC on April 7, 1999.

        The Offer by UR Acquisition is conditioned upon, among other things, the NationsRent Merger Agreement being terminated, Rental Service entering into a definitive merger agreement with United Rentals (the "Merger Agreement Condition"), and UR Acquisition being satisfied, in its sole discretion, that the provisions of Section 203 of the DGCL ("Section 203"), are inapplicable to the Offer and the Proposed United Rentals Merger (the "Section 203 Condition"). See "CONDITIONS TO THE OFFER."

        Accordingly, pursuant to the Proposals, United Rentals is seeking to elect to the Rental Service Board persons who, subject to their fiduciary duties as directors of Rental Service, intend (a) to take all necessary action to satisfy the conditions of the Offer, including the Merger Agreement Condition and the Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed United Rentals Merger, or (b) if any other transaction offering more value to Rental Service's stockholders is proposed, take actions to facilitate such a transaction. Accordingly, one possible result of the adoption of the Proposals could be to facilitate the consummation of the Offer and the Proposed United Rentals Merger.

        Proposals 1 and 2 will become effective when properly completed and unrevoked consents are signed by the holders of record, as of the close of business on the Record Date (as defined below), of a majority of the Shares then outstanding and are delivered to Rental Service. Proposal 3 will become effective when properly completed and unrevoked consents are signed by the holders of record, as of the close of business on the Record Date, representing 662/3% of the Shares then outstanding and are delivered to Rental Service. None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposal; however, Proposal 2 cannot be effected unless Proposal 1 is adopted.

        This Consent Statement and the related BLUE consent card are first being sent or given on or about April __, 1999 to all holders of record of the Shares on April __, 1999 (the "Record Date"). On the Record Date, United Rentals and UR Acquisition were the beneficial owners of 100 Shares.

        ADOPTION OF THE PROPOSALS, INCLUDING REMOVAL OF THE EXISTING MEMBERS OF THE RENTAL SERVICE BOARD AND ELECTION OF THE NOMINEES, IS AN IMPORTANT STEP TOWARD PROMPT CONSUMMATION OF THE OFFER AND THE PROPOSED UNITED RENTALS MERGER. ACCORDINGLY, YOU ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT CARD. YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. EXECUTING A CONSENT DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER, AND YOUR FAILURE TO EXECUTE A CONSENT DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

        United Rentals and UR Acquisition have retained Georgeson to assist in the solicitation of consents to the Proposals.

        If your Shares are registered in your own name, please sign, date and mail the enclosed BLUE consent card to Georgeson in the postage-paid envelope provided. If your Shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person in charge of your account and give instructions to have the BLUE consent card with respect to your Shares to be signed, dated and mailed. Only that institution can execute a BLUE consent card with respect to your Shares and only upon receipt of specific instructions from you. United Rentals urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to United Rentals in care of Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005 so that UR Acquisition will be aware of all instructions given and can attempt to ensure that such instructions are followed.

        If you have any questions about executing your consent or require assistance, please contact:

                                 GEORGESON
                               & COMPANY INC.

                             Wall Street Plaza
                          New York, New York 10005
               Banks and Brokers Call Collect: (212) 440-9800
                 All Others Call Toll Free: 1-800-223-2064



                             TABLE OF CONTENTS

                                                                       Page

SUMMARY...................................................................1

REASONS FOR THE SOLICITATION .............................................2

THE PROPOSALS ............................................................2

THE OFFER AND THE PROPOSED UNITED RENTALS MERGER .........................9

CONDITIONS TO THE OFFER..................................................10

THE PROPOSED NATIONSRENT MERGER..........................................10

BACKGROUND OF THE OFFER..................................................11

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF .........................14

CERTAIN INFORMATION CONCERNING UNITED RENTALS............................14

SOLICITATION OF CONSENTS.................................................15

INFORMATION ABOUT PARTICIPANTS IN THE CONSENT SOLICITATION...............17

CONSENT PROCEDURE .......................................................17

EFFECTIVENESS AND REVOCATION OF CONSENTS ................................18

SPECIAL INSTRUCTIONS.....................................................19

CERTAIN LITIGATION.......................................................19

FORWARD-LOOKING STATEMENTS...............................................20

OTHER INFORMATION........................................................20

SCHEDULE I..............................................................I-1

SCHEDULE II............................................................II-2



                                  SUMMARY

        The information in this summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Consent Statement.

The Proposals

        United Rentals is soliciting written consents from Rental Service stockholders to remove all eight existing directors of Rental Service, elect the Nominees to serve as the directors of Rental Service and amend the Company Bylaws to eliminate any provision of the Rental Service Bylaws or amendment thereto adopted after January 20, 1999 and prior to the effectiveness of the Proposals. The Nominees intend to (a) take all necessary action to satisfy the conditions to the Offer, including the Merger Agreement Condition and the Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed United Rentals Merger or (b) if any other transaction offering more value to Rental Service stockholders is proposed, take actions to facilitate such a transaction, subject in all cases to fulfillment of the fiduciary duties that they would have as directors of Rental Service. Accordingly, adoption of the Proposals would facilitate the consummation of the Offer and the Proposed United Rentals Merger.

The Offer and the Proposed United Rentals Merger

        On April 5, 1999, UR Acquisition commenced the Offer, which provides for the purchase of all outstanding Shares at the Offer Price ($22.75 per Share). The purpose of the Offer is to enable United Rentals to acquire control of, and the entire equity interest in, Rental Service. The Offer, as the first step in the acquisition of Rental Service, is intended to facilitate the acquisition of all the Shares. The purpose of the Proposed United Rentals Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed United Rentals Merger, each then outstanding Share (other than Shares owned by UR Acquisition, United Rentals or any of their subsidiaries, Shares held in the treasury of Rental Service and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) would be converted into the right to receive an amount in cash equal to the Offer Price.

        On April 1, 1999, the last full trading day before the first public announcement of the commencement the Offer, the closing price of the Shares on the NYSE was $17.25.

        Although the adoption of the Proposals is an important step toward prompt consummation of the Offer and the Proposed United Rentals Merger, stockholders of Rental Service are not being asked to tender their Shares pursuant to this Consent Solicitation or to consent to or vote on the Proposed United Rentals Merger at this time.

Voting Securities

        The Shares constitute the only class of voting securities of Rental Service. Accordingly, only holders of Shares are entitled to execute consents.

Consent Procedures

        United Rentals will pay all costs in connection with its solicitation of consents. The consents are being solicited pursuant to the procedures established by Sections 228 of the DGCL. Stockholders of Rental Service of record as of the close of business on the Record Date are entitled to consent to the Proposals. Proposals 1 and 2 will become effective only if properly completed and unrevoked consents are returned by holders of record on the Record Date of a majority of the total number of Shares then outstanding, and Proposal 3 will become effective only if properly completed and unrevoked consents are returned by holders of record on the Record Date of 662/3% of the total number of Shares then outstanding. The failure to execute and return a consent will have the same effect as voting against the Proposals. None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposals; however, Proposal 2 cannot be effected unless Proposal 1 is adopted. To be effective, the requisite consents must be delivered to Rental Service within 60 days of the earliest dated consent delivered to Rental Service.

                        REASONS FOR THE SOLICITATION

        United Rentals is soliciting written consents to the Proposals in order to expedite the prompt consummation of the Offer and the Proposed United Rentals Merger. The purpose of the Offer and the Proposed United Rentals Merger is to enable United Rentals to acquire control of, and the entire equity interest in, Rental Service. AS DESCRIBED BELOW, THE NOMINEES, IF ELECTED, INTEND TO SUPPORT THE OFFER AND THE PROPOSED UNITED RENTALS MERGER, SUBJECT IN ALL CASES TO FULFILLMENT OF FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS OF RENTAL SERVICE.

        United Rentals believes that the Offer and the Proposed United Rentals Merger are in the best interests of the stockholders of Rental Service because, among other things, the consideration that would be received by stockholders in the Offer and the Proposed United Rentals Merger reflects a substantial and certain premium over the closing price of the Shares prior to the public announcement of the Offer. The Offer and the Proposed United Rentals Merger provide for a cash payment of $22.75 per Share, representing a premium of approximately 32% over the $17.25 price per Share closing price on the last trading day prior to the announcement of the Offer.

        The Nominees intend to (a) take all necessary action to satisfy the conditions to the Offer, including the Merger Agreement Condition and
Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed United Rentals Merger or (b) if any other transaction offering more value to Rental Service's stockholders is proposed, take such actions as are necessary to facilitate such a transaction, subject in all cases to fulfillment of the fiduciary duties that they would have as directors of Rental Service. Accordingly, adoption of the Proposals would facilitate the consummation of the Offer and the Proposed United Rentals Merger.

                                        THE PROPOSALS

        United Rentals is seeking written stockholder consents without a meeting to the Proposals, which consist of taking the following actions:

               (1) Remove all eight existing members of the Rental Service Board and any person(s) elected or designated by any of such directors to fill any vacancy or newly created directorship;

               (2) Elect the Nominees as directors of Rental Service; provided, that, in the event that the Rental Service Board continues to be fixed at eight (or fewer) directors, the Nominees who receive the greatest number of votes shall fill all available seats on the Rental Service Board; and

               (3) Repeal each provision of the Rental Service Bylaws or amendment thereto adopted subsequent to January 20, 1999 and prior to the effectiveness of any of the Proposals.

        None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposals; however, Proposal 2 cannot be effected unless Proposal 1 is adopted.

        UNITED RENTALS RECOMMENDS THAT YOU CONSENT TO EACH OF THE
PROPOSALS.

        Removal of Directors. The Proposals include the removal of all eight existing Rental Service directors and any other person who may be a director at the time the action proposed to be taken by this consent procedure becomes effective. Rental Service's current directors are Martin
R. Reid , Daniel P. Lanoha, William M. Barnum, Jr., James R. Buch, Christopher A. Laurence, Eric L. Mattson, Britton H. Murdoch and John M. Sullivan.

        Pursuant to Section 3.03 of the Rental Service Bylaws, any director or the entire Board of Directors may be removed, with or without cause.

        Election of Nominees. The Proposals include the election as directors of Rental Service the nine Nominees named in the table below, each of whom has consented to serve as a nominee and to serve as a director, if elected, until the next annual meeting of stockholders and until his or her successor has been elected and qualified; provided, that, in the event that the Rental Service Board continues to be fixed at eight (or fewer) directors, the Nominees who receive the greatest number of votes shall fill the available seats on the Rental Service Board.

        The Rental Service Board is currently comprised of eight directors.
Section 3.02 of the Rental Service Bylaws provides that the authorized number of directors comprising the Rental Service Board shall be not less than four nor more than sixteen until changed by amendment of such Bylaw. The exact number of directors shall be fixed, within the limits specified, by resolution duly adopted by the Rental Service Board. In the event that the number of directors comprising the Rental Service Board continues to be fixed at eight (or fewer) directors, the Nominees who receive the greatest number of votes shall fill the available seats on the Rental Service Board, and, in accordance with Section 3.02 of the Rental Service Bylaws, those Nominees who are so elected to the Rental Service Board intend to take all appropriate action necessary to cause the number of directors to be fixed at nine and fill the resulting vacancies with the Nominee(s) not elected.

        The Nominees are committed to providing each Rental Service stockholder with the ability to participate in the Offer and the Proposed United Rentals Merger. United Rentals' primary purpose in seeking to elect the Nominees to the Rental Service Board is to take all action necessary to satisfy the conditions to the Offer, and thereby facilitate the consummation of the Offer and the Proposed United Rentals Merger. United Rentals also seeks to prevent the current directors of Rental Service from creating new obstacles to the consummation of the Offer and the Proposed United Rentals Merger, including, without limitation, adopting any stockholder rights plan (a so-called "poison pill"). However, if elected, the Nominees would be responsible for managing the business and affairs of Rental Service. Each director of Rental Service has an obligation under the DGCL to discharge his or her duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of Rental Service. In this connection, circumstances may arise in which the interests of United Rentals and its affiliates, on the one hand, and the interests of other stockholders of Rental Service, on the other hand, may differ. In any such case, each of the Nominees intends to discharge their fiduciary duties owing to Rental Service and its stockholders in compliance with the DGCL. Although United Rentals has no reason to believe that any of the Nominees would be unable or unwilling to serve as directors, if any of the Nominees is not available for election, the BLUE consent card will be voted for the election of such other nominee or nominees as may be proposed by United Rentals.

        Because certain of the Nominees are currently officers and/or directors of United Rentals, such Nominees, if elected, may have a potential or actual conflict of interest when acting as Rental Service directors in matters in which United Rentals' interests differ from those of Rental Service.

        These potential or actual conflict of interest situations could include: (i) actions with regard to the Offer or any other proposal by United Rentals to acquire Rental Service; (ii) the determination of whether Rental Service should remain independent in light of Rental Service's current business plan; (iii) actions with regard to the Proposed NationsRent Merger; and (iv) proposals by other third parties, if any, to acquire all or part of Rental Service.

        In the event that any potential or actual conflict of interest should arise, such Nominees intend to discharge their fiduciary duty to Rental Service stockholders with the advice of independent Delaware legal counsel and, where appropriate, the advice of independent financial advisors or other appropriate independent consultants and advisors, and will take into account all then-prevailing facts and circumstances.

        The Nominees' decisions regarding the appropriate process for dealing with the Offer and any other acquisition proposal would be based upon advice of counsel and would necessarily also be based on events and circumstances that the Nominees are not aware of, as well as events and circumstances that have not yet occurred and cannot readily be predicted, such as (a) actions of the Rental Service Board not known to the Nominees (including any solicitation or receipt of expressions of interest from other third party buyers), (b) the views of the Nominees who are not officers and/or directors of United Rentals, (c) the views of officers and other executives of Rental Service, (d) developments in Rental Service's business, operations and financial performance, (e) changes in the U.S. and global economies, debt and equity markets, and (f) any future judicial decisions regarding actions of the current Rental Service Board. Depending on the prevailing facts and circumstances, the process could include creation of a special committee of the Rental Service Board (which may consist in whole or in part of Nominees who are not officers or directors of United Rentals) to deal with the Offer and any third party acquisition proposals, or a decision by the Nominees who have such a conflict of interest not to participate in portions of any meetings of the Rental Service Board dealing with acquisition proposals.


                                The Nominees


                                              EMPLOYMENT HISTORY OR PRESENT
        NAME, AGE AND                           PRINCIPAL OCCUPATION AND
       BUSINESS ADDRESS                        FIVE-YEAR EMPLOYMENT HISTORY
       ----------------                       ------------------------------

Bradley S. Jacobs.....................42  Mr. Jacobs has been Chairman, Chief
United Rentals, Inc.                      Executive Officer and a director of
Four Greenwich Office Park                United Rentals since its formation
Greenwich, Connecticut  06830             in September 1997. Mr. Jacobs
                                          founded United Waste Systems,
                                          Inc. in 1989 and served as its
                                          Chairman and Chief Executive
                                          Officer from its inception until
                                          the sale of the company in August
                                          1997. From 1984 to July 1989, Mr.
                                          Jacobs was Chairman and Chief
                                          Operating Officer of Hamilton
                                          Resources Ltd., an international
                                          trading company, and from 1979 to
                                          1983, he was Chief Executive
                                          Officer of Amerex Oil Associates,
                                          Inc., an oil brokerage firm that
                                          he co-founded.

Richard N. Daniel.....................62  Mr. Daniel is currently a director
555 Madison Ave.                          of the Treasurer's Fund, Inc.
17th Floor                                Mr. Daniel was a director of Handy
New York, New York 10022                  & Harman from 1974 to 1998 and
                                          Chairman of the Board and Chief
                                          Executive Officer of Handy &
                                          Harman from 1992 to 1998. Mr.
                                          Daniel was also the President of
                                          Handy & Harman. Handy & Harman
                                          was acquired by WHX Corporation
                                          in April 1998.

Richard J. Heckmann...................55  Mr. Heckmann has been a director of
United Rentals, Inc.                      United Rentals since October 1997.
Four Greenwich Office Park                Mr. Heckmann has served since 1990
Greenwich, Connecticut  06830             as Chairman, President and Chief
                                          Executive Officer of United
                                          States Filter Corporation, a
                                          leading global provider of
                                          industrial and commercial water
                                          and wastewater treatment systems
                                          and services. Mr. Heckmann is
                                          also a director of Waste
                                          Management, Inc. and K2 Inc.

Wayland R. Hicks......................56  Mr. Hicks has been Chief Operating
United Rentals, Inc.                      Officer of United Rentals since
Four Greenwich Office Park                November 1997 and a director since
Greenwich, Connecticut  06830             June 1998. He also served as
                                          president of United Rentals
                                          during the period from November
                                          1997 until September 1998, when
                                          be became Vice Chairman. Mr.
                                          Hicks previously held various
                                          senior executive positions at
                                          Xerox Corporation where he worked
                                          for 28 years (1966-1994). His
                                          positions at Xerox Corporation
                                          included Executive Vice
                                          President, Corporate Operations
                                          (1993-1994), Executive Vice
                                          President, Corporate Marketing
                                          and Customer Support Operations
                                          (1989-1993) and Executive Vice
                                          President, Engineering and
                                          Manufacturing--Xerox Business
                                          Products and Systems Group
                                          (1987-1989). Mr. Hicks also
                                          served as Vice Chairman and Chief
                                          Executive Officer of Nextel
                                          Communications Corp. (1994-1995)
                                          and as Chief Executive Officer
                                          and President of Indigo N.V.
                                          (1996-1997). He is also a
                                          director of Maytag Corporation.

Stephanie R. Joseph...................52  Ms. Joseph has been Secretary and
The Directors' Network Inc.               Principal Legal Officer of the
14 East 60th Street                       Petrie Stores Liquidating Trust
Suite 208                                 since February 1995 and Manager,
New York, New York 10022                  Chief Executive Officer and
                                          Liquidating Trustee of the Petrie
                                          Stores Liquidating Trust since
                                          December 1995. She is the founder
                                          and President of The Directors'
                                          Network Inc., a corporate
                                          consulting firm that prepares
                                          directors for their boardroom
                                          responsibilities, since March
                                          1994. From May 1984 until June
                                          1992, Ms. Joseph was employed as
                                          the Associate General Counsel of
                                          American Express Company.

John N. Milne.........................39  Mr. Milne has been Vice Chairman,
United Rentals, Inc.                      Chief Acquisition Officer and a
Four Greenwich Office Park                director of United Rentals since its
Greenwich, Connecticut  06830             formation in September 1997. Mr.
                                          Milne was Vice Chairman and Chief
                                          Acquisition Officer of United
                                          Waste Systems, Inc. from 1993
                                          until August 1997 and held other
                                          senior executive positions at
                                          United Waste from 1990 until
                                          1993. Mr. Milne had primary
                                          responsibility for implementing
                                          United Waste's acquisition
                                          program. From September 1987 to
                                          March 1990, Mr. Milne was
                                          employed in the Corporate Finance
                                          Department of Drexel Burnham
                                          Lambert Incorporated.

Michael J. Nolan......................38  Mr. Nolan has been Chief Financial
United Rentals, Inc.                      Officer of United Rentals since its
Four Greenwich Office Park                formation in September 1997.
Greenwich, Connecticut  06830             Mr. Nolan served as the Chief
                                          Financial Officer of United Waste
                                          Systems, Inc. from February 1994
                                          until August 1997. He served in
                                          other finance positions at United
                                          Waste from November 1991 until
                                          February 1994, including Vice
                                          President, Finance, from October
                                          1992 to February 1994. From 1985
                                          until November 1991, Mr. Nolan
                                          held various positions at the
                                          accounting firm of Ernst & Young
                                          LLP, including senior audit
                                          manager. Mr. Nolan is a Certified
                                          Public Accountant.

Raymond S. Troubh.....................73  Mr. Troubh has been a business
10 Rockefeller Plaza                      consultant since 1974 and
Suite 712                                 a Liquidating Trustee and Chairman
New York, New York 10020                  of the Board of Liquidating Trustees
                                          of the Petrie Stores Liquidating
                                          Trust since December 1995. Mr.
                                          Troubh served as Treasurer of
                                          Petrie Stores Corporation from
                                          December 9, 1994 to February 7,
                                          1995. He is a financial
                                          consultant, a former governor of
                                          the American Stock Exchange and a
                                          former general partner of Lazard
                                          Freres & Co. Mr. Troubh is a
                                          director of ARIAD
                                          Pharmaceuticals, Inc., Becton,
                                          Dickinson and Company, Diamond
                                          Offshore Drilling, Inc.,
                                          Foundation Health Systems, Inc.,
                                          General American Investors
                                          Company, Olsten Corporation,
                                          Starwood Hotels & Resorts, WHX
                                          Corporation and Triarc Companies,
                                          Inc. Mr. Troubh also serves as
                                          trustee of the MicroCap
                                          Liquidating Trust.

Gerald Tsai, Jr.......................70  Mr. Tsai has been a director of
United Rentals, Inc.                      United Rentals since December 1997.
Four Greenwich Office Park                Mr. Tsai served as Chairman, Chief
Greenwich, Connecticut 06830              Executive Officer and President
                                          of Delta Life Corporation, an
                                          insurance company, from 1993
                                          until the sale of the company in
                                          October 1997. Mr. Tsai was
                                          Chairman of the Executive
                                          Committee of the Board of
                                          Directors of Primerica
                                          Corporation, a diversified
                                          financial services company, from
                                          December 1988 until April 1991,
                                          and served as Chief Executive
                                          Officer of Primerica Corporation
                                          from April 1986 until December
                                          1988. Mr. Tsai is currently a
                                          private investor and serves as a
                                          director of The Meditrust
                                          Companies, Saks Incorporated,
                                          Rite Aid Corporation, Sequa
                                          Corporation, Triarc Companies,
                                          Inc. and Zenith National
                                          Insurance Corp. He also serves as
                                          a trustee of Boston University,
                                          Mount Sinai--NYU Medical Center
                                          and Health System and NYU School
                                          of Medicine Foundation Board.

        None of the Nominees owns any Shares, nor is there any material relationship between any Nominee and Rental Service.

        It is contemplated that each Nominee who is not a director or employee of United Rentals will be paid a fee of $25,000 by United Rentals for agreeing to serve as a Nominee; additional fees may be paid, as appropriate and agreed upon, for additional services rendered. Furthermore, it is anticipated that each Nominee, upon election, will receive a director's fee, consistent with Rental Service's past practice, for services as a director of Rental Service. According to Rental Service's Proxy Statement for its 1998 Annual Meeting of Stockholders, each non-employee director of Rental Service receives a fee of $2,500 per quarter, plus $1,500 for each board meeting attended and $500 for each board committee meeting attended. United Rentals has agreed to indemnify each Nominee, to the fullest extent permitted by the DGCL and other applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any threatened or filed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against or incurred by the Nominee in his capacity as a nominee for election as a director of Rental Service, and, if elected, as a director of Rental Service, or arising out of his status in either such capacity; provided, however, that United Rentals will not be liable if such expense, liability or loss resulted from bad faith, willful misconduct or gross negligence on the Nominee's part. United Rentals has also agreed to reimburse each Nominee for his or her reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel.

        THE NOMINEES SUPPORT THE OFFER AND THE PROPOSED UNITED RENTALS
MERGER.

        Repeal of Rental Service Bylaws adopted subsequent to January 20, 1999 and prior to the effectiveness of any of the Proposals. The Proposals include the repeal of each provision of the Rental Service Bylaws or amendment thereto adopted subsequent to January 20, 1999 and prior to the effectiveness of the Proposals, if any. This Proposal is designed to prevent the Rental Service Board from taking actions to amend the Rental Service Bylaws to attempt to nullify the actions taken by the stockholders pursuant to the Proposals or to create new obstacles to the consummation of the Offer and the Proposed United Rentals Merger. According to publicly available information, the most recent version of the Rental Service Bylaws was filed as an exhibit to Rental Service's Form 8-K filed on January 20, 1999. Therefore, this Proposal would not repeal any provision of the Rental Service Bylaws that has been publicly disclosed on or prior to such date. If, however, the Rental Service Board has adopted since January 20, 1999, or adopts prior to the effectiveness of any of the Proposals, any amendment to the Rental Service Bylaws, this Proposal would seek to repeal such amendment so as to prevent the Rental Service Board from creating new obstacles to the consummation of the Offer and the Proposed United Rentals Merger and to remove any existing undisclosed obstacles to the consummation of the Offer and the Proposed United Rentals Merger.

              THE OFFER AND THE PROPOSED UNITED RENTALS MERGER

        On April 5, 1999, UR Acquisition commenced the Offer, which provides for the purchase of all outstanding Shares at the Offer Price ($22.75 per Share). The purpose of the Offer is to enable United Rentals to acquire control of, and the entire equity interest in, Rental Service. The Offer, as the first step in the acquisition of Rental Service, is intended to facilitate the acquisition of all the Shares. United Rentals currently intends, as soon as practicable following consummation of the Offer, to propose and seek to have Rental Service consummate the Proposed United Rentals Merger. The purpose of the Proposed United Rentals Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed United Rentals Merger, each then outstanding Share (other than Shares owned by UR Acquisition, United Rentals, or any of their affiliates, Shares held in the treasury of Rental Service and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) would be converted into the right to receive an amount in cash equal to the Offer Price. On April 1, 1999, the last full trading day prior to the announcement of the Offer, the closing price of the Shares on the NYSE was $17.25 per Share. Accordingly, the Offer Price of $22.75 per Share represents a premium of approximately 32% over such closing price.

        United Rentals intends to seek to negotiate with Rental Service with respect to the acquisition of Rental Service by United Rentals; UR Acquisition or another affiliate of United Rentals, whether pursuant to the Offer and the Proposed United Rentals Merger, or otherwise. If such negotiations result in a definitive merger agreement between Rental Service and United Rentals or UR Acquisition, the consideration to be received by holders of Shares could include or consist of consideration other than cash. Accordingly, such negotiations could result in, among other things, amendment or termination of the Offer and submission of a different acquisition proposal to Rental Service's stockholders for their approval.

                          CONDITIONS TO THE OFFER

        The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which constitutes a majority of the Shares outstanding on a fully diluted basis, (2) the stockholders of Rental Service not having approved the NationsRent Merger Agreement, (3) UR Acquisition being satisfied, in its sole discretion, that the NationsRent Merger Agreement has been terminated, and Rental Service having entered into a definitive merger agreement with United Rentals and UR Acquisition to provide for the acquisition of Rental Service pursuant to the Offer and the Proposed United Rentals Merger or otherwise, (4) the Section 203 Condition, (5) Rental Service not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing UR Acquisition's ability to acquire Rental Service or otherwise diminishing the expected economic value to UR Acquisition of the acquisition of Rental Service, (6) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer, (7) the option held by NationsRent Option to purchase up to 19.9% of the outstanding Shares having been terminated or invalidated without any Shares having been issued thereunder, and (8) the termination fee and expense reimbursement provisions provided for in the NationsRent Merger Agreement having been invalidated, or the obligation to pay any amounts pursuant to such provisions having been terminated, without any termination fee or expense reimbursement, or any portion thereof, having been paid by Rental Service or any of its affiliates pursuant to the NationsRent Merger Agreement or otherwise. The Offer is also subject to other terms and conditions set forth in the Offer to Purchase. See the Introduction to, and
Section 14 of, the Offer to Purchase.

        There can be no assurance as to the timing or satisfaction of the conditions to the Offer. While certain of such conditions are within the control of the Rental Service Board, certain of the conditions are outside of the control of the Rental Service Board, such as the invalidation of the NationsRent Option Agreement and NationsRent Termination Fee. However, United Rentals intends to vigorously pursue its claims in the Delaware Litigation (as defined below) as expeditiously as possible and to attempt to ensure that further steps toward consummation of the Proposed NationsRent Merger are not taken. See "CERTAIN LITIGATION" below.

        While United Rentals is committed to helping Rental Service's stockholders realize the significant premium and more certain value of the Offer, until the conditions to the Offer are satisfied, United Rentals will not purchase any Shares pursuant to the Offer.

                      THE PROPOSED NATIONSRENT MERGER

        In the Proposed NationsRent Merger, all outstanding shares of NationsRent Common Stock, other than those beneficially owned by Rental Service or NationsRent, would be converted into 0.355 of a Share of Rental Service Common Stock. Stockholders of Rental Service would continue to retain their Shares after the Proposed NationsRent Merger. As a result of the Proposed NationsRent Merger, NationsRent stockholders would end up owning approximately 45% of the combined companies. The conditions to the consummation of the Proposed NationsRent Merger are the following: (1) approval and adoption of the NationsRent Merger Agreement by the stockholders of Rental Service and NationsRent, (2) the approval of an increase in the number of authorized Shares by the stockholders of Rental Service, (3) receipt of all regulatory approvals, (4) absence of any law, order or judgment of any governmental authority that restrains, enjoins or otherwise prohibits the Proposed NationsRent Merger or that would have a material adverse effect on the combination of Rental Service and NationsRent following the Proposed NationsRent Merger, (5) effectiveness of the registration statement registering the Shares to be issued in the Proposed NationsRent Merger, (6) authorization of the listing of such Shares on the New York Stock Exchange (the "NYSE"), (7) receipt of all state securities and "blue sky" permits and approvals, (8) accuracy of the representations and warranties of Rental Service and NationsRent set forth in the NationsRent Merger Agreement in all material respects, (9) performance by Rental Service and NationsRent of their respective material obligations under the NationsRent Merger Agreement, (10) receipt by Rental Service and NationsRent of all material consents required from third parties, and (11) receipt by Rental Service and NationsRent of opinions of their respective legal counsel with respect to the qualification of the Proposed NationsRent Merger as a "reorganization" under the Internal Revenue Code of 1986, as amended.

        The NationsRent Merger Agreement also provides that the termination of the NationsRent Merger Agreement by either party under certain circumstances specified in the NationsRent Merger Agreement, including if Rental Service stockholders do not approve the Proposed NationsRent Merger at the Special Meeting of stockholders of Rental Service, or if the Rental Service Board withdraws or adversely modifies its approval or recommendation to stockholders of the Proposed NationsRent Merger following an announcement of a proposed transaction such as the United Rentals Offer or fails to reconfirm its recommendation within 10 days if so requested by NationsRent, or if any person acquires 40% or more of the outstanding Shares, will require Rental Service to pay NationsRent $35 million as a termination fee and an additional $5 million in expenses (the "NationsRent Termination Fee").

        In connection with the execution of the NationsRent Merger Agreement, Rental Service also entered into an option agreement with NationsRent (the "NationsRent Option Agreement"). Pursuant to the NationsRent Option Agreement, Rental Service granted to NationsRent an option (the "NationsRent Option") to purchase 4,795,431 Shares (subject to certain adjustments), or approximately 19.9% of Rental Service's issued and outstanding Shares on January 19, 1999, at an exercise price of $23.25 per Share, subject to certain adjustments, provided that, in no case will the total profit realized under the NationsRent Option and the NationsRent Termination Fee (not including the expense reimbursement provisions thereof) exceed $35 million. The NationsRent Option becomes exercisable upon the occurrence of any event that would result in NationsRent being entitled to a termination fee under the NationsRent Merger Agreement.

        The foregoing description of the NationsRent Merger Agreement and the NationsRent Option Agreement is qualified in its entirety by reference to the full text of the NationsRent Merger Agreement and the NationsRent Option Agreement, copies of which have been included by NationsRent as exhibits to NationsRent's Current Report on Form 8-K, filed with the SEC on April 7, 1999.

                          BACKGROUND OF THE OFFER

        In the ordinary course of United Rentals' long-term strategic review process, United Rentals is continuously involved in discussions relating to acquisitions of varying size and due diligence investigations of several acquisition candidates. United Rentals generally seeks to acquire companies of various sizes, including relatively large companies to serve as platforms for new regional clusters of equipment rental locations and smaller companies to complement existing or anticipated locations.

        In December 1998, a representative of Goldman, Sachs & Co., United Rentals' financial advisor, acting on behalf of United Rentals, telephoned Martin R. Reid, Chairman of the Board and Chief Executive Officer of Rental Service, to arrange a meeting. On January 15, 1999, such representative met with Mr. Reid and Robert M. Wilson, Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Rental Service. At this meeting, such representative asked Mr. Reid whether Rental Service was interested in discussing a business combination with United Rentals and Mr. Reid stated that Rental Services was not for sale.

        On January 21, 1999, Rental Service and NationsRent announced that they had entered into the NationsRent Merger Agreement and the NationsRent Option Agreement.

        On March 30, 1999, United Rentals (North America), Inc., a direct wholly owned subsidiary of United Rentals, purchased 100 shares in a market transaction effected on the NYSE at a price of $1613/16 per Share plus brokerage commissions and related expenses.

        On April 3, 1999, at a special meeting of the Board of Directors of United Rentals, such Board unanimously approved the Offer.

        On April 5, 1999, United Rentals and UR Acquisition commenced the Offer and Bradley S. Jacobs, Chairman of the Board and Chief Executive Officer of United Rentals, sent the following letter to Mr. Reid regarding a proposed business combination between Rental Service and United Rentals.

                                                              April 5, 1999

Mr. Martin R. Reid
Chairman of the Board and Chief Executive Officer
Rental Service Corporation
6929 East Greenway Parkway, Suite 200
Scottsdale, Arizona 85254

Dear Marty:

        United Rentals, Inc. is publicly announcing today a cash tender offer to acquire all of the outstanding shares of Rental Service Corporation at $22.75 per share. Our offer represents approximately a 32% premium over your company's closing market price on Thursday, April 1, 1999. We are also proposing that, upon consummation of the tender offer, United Rentals and Rental Service enter into a merger in which each remaining Rental Service share will be exchanged for $22.75 in cash. In connection with our Offer, we have received a commitment letter from Goldman Sachs Credit Partners, L.P. to provide $2 billion in financing for the purchase of all of Rental Service's shares pursuant to our tender offer and the refinancing of Rental Service's existing debt, as well as for other corporate purposes.

        The combination of United Rentals and Rental Service would give us an unparalleled capacity to serve customers in 42 states, Canada and Mexico. Together we would be able to offer for rent over 400,000 pieces of equipment, with an original cost of over $3 billion, to more than one million customers through a network of over 700 locations. Our combined companies would have a broader geographic diversification and excellent opportunities to achieve greater operating efficiencies through economies of scale. In addition, the combined operations would provide significant opportunities for the employees of Rental Service to expand their professional careers.

        Our offer is subject to certain conditions, including the valid tender of at least a majority of Rental Service's shares, termination of the merger agreement between Rental Service and NationsRent, Inc., the execution of a definitive merger agreement between Rental Service and United Rentals, the termination or invalidation of the option held by NationsRent to purchase up to 19.9% of Rental Service's shares, the termination or invalidation of the termination fee obligation provided for in Rental Service's merger agreement with NationsRent, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the approval of our offer and our proposed merger by your Board of Directors, and Rental Service not taking any action that would impair United Rentals' ability to acquire Rental Service or otherwise diminish the value to United Rentals of Rental Service. The complete details of our tender offer will be set forth in a filing to be made today with the Securities and Exchange Commission.

        We appreciate that you will want to present our proposal to your Board of Directors for its careful consideration. We feel confident that after such consideration, your Board will recognize the fairness and certainty of the value that we are offering your stockholders.

        We are prepared to meet with you and your directors, at your earliest convenience, to discuss our proposal and to answer relevant questions.

                                 Sincerely,


                                 /s/ Bradley S. Jacobs

                                 Bradley S. Jacobs
                                 Chairman and Chief Executive Officer


        On April 5, 1999, United Rentals commenced litigation against Rental Service, the members of Rental Service's Board of Directors and NationsRent in the Chancery Court of the State of Delaware (the "Delaware Litigation"), alleging, among other things, breaches of fiduciary duties by the Rental Service Board in connection with the NationsRent Merger Agreement. Such litigation seeks an order, among other things, (i) invalidating the NationsRent Option and the NationsRent Termination Fee and
(ii) compelling the Rental Service Board to approve the Offer and the Proposed United Rentals Merger for purposes of Section 203 of the DGCL. On April 8, 1999, the Delaware Chancery Court granted United Rentals' motion for expedited discovery and set May 17, 1999 for a hearing to consider plaintiffs' motion for a preliminary injunction in connection with the foregoing.

        On April 7, 1999, United Rentals also commenced litigation against Rental Service, NationsRent and James L. Kirk, the Chairman and Chief Executive Officer of NationsRent, in the United States District Court for the District of Connecticut alleging, among other things, violations of the federal proxy and tender offer rules.

              VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        United Rental expects that the Rental Service Board will furnish Rental Service stockholders with a Consent Revocation Statement. Information concerning (i) the number of Shares outstanding and entitled to vote on the Record Date, (ii) persons who beneficially own 5% or more of any class of Rental Service's securities and (iii) beneficial ownership of the Shares by each of Rental Service's directors and executive officers and all of Rental Service's directors and executive officers as a group is required to be set forth in the Consent Revocation Statement and, in accordance with Rule 14a-5(c) under the Exchange Act, reference is made to the Consent Revocation Statement for such information.

        Schedule I hereto sets forth information relating to Rental Service's outstanding Shares and ownership thereof by directors, officers and persons who beneficially own 5% or more of the Shares as reported in Rental Services Annual Report on Form 10-K.

        The Shares constitute the only class of voting securities of Rental Service outstanding. Accordingly, only holders of Shares are entitled to execute consents.

               CERTAIN INFORMATION CONCERNING UNITED RENTALS

        United Rentals is a Delaware corporation with its principal executive offices located at Four Greenwich Office Park, Greenwich, Connecticut 06830. The telephone number of United Rentals at such location is (203) 622-3131.

        United Rentals is the largest equipment rental company in North America with 470 branch locations in 40 states, Canada and Mexico. United Rentals offers to rent over 600 different types of equipment on a daily, weekly or monthly basis and serves customers that includes construction industry participants, industrial companies and homeowners. United Rentals also sells used rental equipment, acts as a dealer for many types of new equipment, and sells related merchandise and parts. In the past year, United Rentals has served over 900,000 customers.

        United Rentals has one of the most comprehensive and newest customer rental fleets in the industry. The types of rental equipment that United Rentals offers include a broad range of light to heavy construction and industrial equipment, such as backhoes, aerial lifts, skid-steer loaders, forklifts, compressors, pumps and generators, as well as a variety of smaller tools and equipment. United Rentals' equipment fleet has an original purchase price of approximately $2.2 billion and a weighted average age of approximately 26 months.

        United Rentals began operations in October 1997 and has grown through a combination of internal growth and the acquisition of 101 companies (through March 3, 1999). United Rentals acquisitions include its merger with U.S. Rentals Inc., a California corporation, in September 1998. At the time of such merger, U.S. Rentals was the second largest equipment rental company in the United States based on 1997 rental revenues.

        United Rentals is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning United Rentals' directors and officers, their remuneration, options granted to them, the principal holders of United Rentals' securities and any material interests of such persons in transactions with United Rentals is required to be disclosed in proxy statements distributed to United Rentals' stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by United Rentals. United Rentals' common stock is listed on the NYSE, and reports, proxy statements and other information concerning United Rentals should also be available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

                          SOLICITATION OF CONSENTS

        Consents will be solicited by mail, telephone, telecopier, telegraph, internet, newspaper and other publications of general distribution and in person. Directors, officers and certain employees of United Rentals and the other participants listed on Schedule II hereto may assist in the solicitation of consents without any additional remuneration (except as otherwise set forth in this Consent Statement).

        In addition, United Rentals has retained Georgeson to assist in the solicitation of consents, for which Georgeson will be paid a fee of $____________ and will be reimbursed for its reasonable out-of-pocket expenses. United Rentals has also agreed to indemnify Georgeson against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. It is anticipated that approximately ___ persons will be employed by Georgeson to solicit stockholders. Georgeson is also acting as Information Agent in connection with the Offer, for which Georgeson will be paid customary compensation in addition to reimbursement of reasonable out-of-pocket expenses.

        Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation materials to beneficial owners of the Shares. United Rentals and its affiliates will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for forwarding solicitation materials to the beneficial owners.

        United Rentals has retained Goldman, Sachs & Co. (the "Dealer Managers" or "Goldman Sachs") to act as the Dealer Managers in connection with the Offer and to provide certain financial advisory services to United Rentals in connection with its effort to acquire Rental Service. Pursuant to its engagement letter with Goldman Sachs, United Rentals has agreed to pay Goldman Sachs a transaction fee of $5.75 million if United Rentals or an affiliate of United Rentals acquires at least 50% of the Shares or Rental Service's assets (based on the book value thereof) in one or more transactions. If United Rentals or an affiliate of United Rentals acquires less than 50% of the Shares or Rental Service's assets (based on the book value thereof), United Rentals will pay Goldman Sachs a mutually acceptable transaction fee. Each such transaction fee is payable in cash upon consummation of any such acquisition. In the event that Goldman Sachs' services are terminated by United Rentals and, prior to March 20, 2000, United Rentals or an affiliate thereof enters into an agreement with respect to the acquisition of all or a majority of the Shares or Rental Service's assets which is eventually consummated by United Rentals or an affiliate thereof, the applicable transaction fee described above would be payable to Goldman Sachs upon such consummation. United Rentals has also agreed to pay to Goldman Sachs an advisory fee of $2 million payable in cash upon commencement of the Offer and an additional advisory fee of $3 million payable in cash upon consummation of the Offer. Goldman Sachs has agreed to credit United Rentals with approximately $1.33 million pursuant to any investment banking transactions other than the Offer or the Proposed United Rentals Merger that are consummated prior to April 3, 2000. United Rentals has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, plus any sales, use or similar taxes (including additions to such taxes, if any), incurred in connection with its engagement, and to indemnify Goldman Sachs against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Out-of-pocket expenses (other than sales, use or similar taxes) including attorneys' fees cannot exceed $75,000 without the prior written consent of United Rentals. Such limitation does not apply to United Rentals' obligation to indemnify Goldman Sachs in connection with its engagement. In connection with the Offer, a subsidiary of United Rentals (the "Borrower") has executed a commitment letter dated as of April 4, 1999 (the "Commitment Letter") with Goldman Sachs Credit Partners L.P. ("GSCP") pursuant to which GSCP will provide the Borrower with financing in an aggregate amount up to $2 billion. GSCP has committed to provide the financing upon the terms and subject to the conditions set forth in the Commitment Letter, and GSCP has committed to form a syndicate of financial institutions acceptable to the Borrower upon the terms and subject to the conditions set forth in the Commitment Letter. In connection with the credit facilities contemplated by the Commitment Letter (the "Facilities"), United Rentals has agreed to pay GSCP certain commitment, underwriting, administrative and termination fees, to reimburse GSCP for reasonable out-of-pocket fees and expenses, whether or not the Facilities close, and to provide certain indemnities, as is customary for commitments such as the Facilities. In connection with the engagement of Goldman Sachs as financial advisor, United Rentals anticipates that certain employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Rental Service for the purpose of soliciting consents; all of such employees of Goldman Sachs are listed on Schedule II hereto, and none of such employees own any Shares or other securities of Rental Service. Goldman Sachs will not receive any fee for or in connection with such solicitation activities apart from the fees which it is otherwise entitled to receive as described above. Goldman Sachs has rendered various investment banking services and other advisory services to United Rentals and its affiliates in the past and is expected to continue to render such services, for which they have received and will continue to receive customary compensation from United Rentals and its affiliates. In the ordinary course of business, Goldman Sachs and its affiliates may actively trade securities of Rental Service and United Rentals for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs has advised United Rentals that, as of the date of this Consent Statement, Goldman Sachs does not own any Shares for its own account. Goldman Sachs and certain of its affiliates may have voting and dispositive power with respect to certain Shares held in asset management, brokerage and other accounts. Goldman Sachs and such affiliates disclaim beneficial ownership of such Shares.

        The cost of the solicitation of consents to adopt the Proposals will be borne by United Rentals. United Rentals will not seek reimbursement of the costs of this solicitation from Rental Service. Costs related to the Offer and the solicitation of consents to adopt the Proposals include expenditures for attorneys, accountants, financial advisors, proxy solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees and, other than the payment for Shares pursuant to the Offer, are expected to aggregate approximately $____ million. The portion of such costs allocable solely to the solicitation of consents to adopt the Proposals is not readily determinable.

         INFORMATION ABOUT PARTICIPANTS IN THE CONSENT SOLICITATION

        The consents solicited hereby are sought by United Rentals. Under applicable regulations of the Commission, each member of the board of directors, certain executive officers, certain other members of management, employees or representatives of United Rentals and the Nominees, and certain other persons, may be deemed to be a "participant" in this solicitation, as that term is defined in Schedule 14A under the Exchange Act. Information about Shares held by such persons and information about all transactions with respect to the Shares within the past two years by each of the participants is set forth on Schedule II hereto.

        Except as set forth herein or in Schedule II hereto, none of United Rentals, the Nominees nor any of their affiliates or associates, directly or indirectly, beneficially owns any Shares or any securities of any subsidiary of Rental Service nor is or has been a party to any transactions, or series of similar transactions, since January 1, 1998, nor is there known to any of them any currently proposed transactions or series of similar transactions, to which Rental Service or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates or associates had, or will have, a direct or indirect material interest, nor has United Rentals, the Nominees or any of the other participants, nor any of their respective affiliates or associates, entered into any agreement or understanding with any person respecting any future employment by Rental Service or its affiliates or any future transactions to which Rental Service or any of its affiliates will or may be a party. Other than as set forth in this Consent Statement, there are no contracts, arrangements or understandings by any Nominee, United Rentals or any of the other participants, or any of their respective affiliates or associates, since January 1, 1998 with any person with respect to any securities of Rental Service, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

                             CONSENT PROCEDURE

        Section 228 of the DGCL states that, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Rental Service's certificate of incorporation does not prohibit stockholder action by written consent.

        Section 213(b) of the DGCL provides that if no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. No prior action is required by the Rental Service Board with respect to the Proposals. Section 2.11 of the Rental Service Bylaws provides that any stockholder seeking to have the stockholders of Rental Service authorize or take action by written consent shall, by written notice to the Corporate Secretary of Rental Service, request that the Rental Service Board fix a record date. The Rental Service Board is required, within 10 days of the date on which the request is received, to adopt a resolution fixing the record date. If the Rental Service Board does not fix a record date within 10 days after the receipt of the request, the record date for the solicitation will be the date on which the first signed consent is delivered to Rental Service. On April ___, 1999, United Rentals requested that the Rental Service Board fix a record date for this Consent Solicitation. On April __, 1999, the Rental Service Board fixed April ___, 1999 as the Record Date for the solicitation made hereby.

        If the Proposals are adopted pursuant to the consent procedure, prompt notice will be given pursuant to Section 228(d) of the DGCL to stockholders who have not executed consents.

                  EFFECTIVENESS AND REVOCATION OF CONSENTS

        Proposals 1 and 2 will become effective when properly completed and unrevoked consents are signed by the holders of record, as of the close of business on the Record Date, of a majority of the Shares then outstanding and such consents are delivered to Rental Service, provided that the requisite consents are so delivered to Rental Service within 60 days of the earliest dated consent delivered to Rental Service. Proposal 3 will become effective when properly completed, and unrevoked consents are signed by the holders of record, as of the close of business on the Record Date, representing 662/3% of the Shares then outstanding and such consents are delivered to Rental Service, provided that the requisite consents are so delivered to Rental Service within 60 days of the earliest dated consent delivered to Rental Service. None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposal; however, Proposal 2 cannot be effected unless Proposal 1 is adopted.

        Because Proposals 1 and 2 will become effective only if executed consents are returned by holders of record on the Record Date of a majority of the total number of Shares then outstanding, and Proposal 3 will become effective only if executed consents are returned by holders of record on the Record Date of 662/3% of the total number of Shares then outstanding, the failure to execute and return a consent will have the same effect as voting against the Proposals. A broker non-vote or direction to withhold authority to vote on the BLUE consent card will also have the same effect as a "no" vote with respect to United Rentals' solicitation.

        United Rentals plans to present the results of any successful solicitation with respect to the corporate actions proposed herein to Rental Service as soon as possible.

        An executed BLUE consent card may be revoked at any time before the action authorized by the executed consent becomes effective by marking, dating, signing and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to United Rentals in care of Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005 or to Rental Service at 6929 East Greenway Parkway, Suite 200, Scottsdale, AZ 85254. Although a revocation is effective if delivered to Rental Service, United Rentals requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to United Rentals in care of Georgeson at the address set forth above, so that United Rentals will be aware of all revocations and can more accurately determine if and when consents to the actions described herein have been received from the holders of record on the Record Date of a majority of outstanding Shares.

                            SPECIAL INSTRUCTIONS

        If you were a record holder of Shares as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the "CONSENTS", "DOES NOT CONSENT" or "ABSTAIN" box, as applicable, underneath each such Proposal on the accompanying BLUE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

        In addition, you may withhold consent to the removal of any individual member of Rental Service Board or to the election of any individual Nominee by writing such person's name on the consent card. However, Proposal 2 cannot be effected unless Proposal 1 is adopted.

        If the stockholder has failed to check a box marked "CONSENTS", "DOES NOT CONSENT" or "ABSTAIN" for one or more of the Proposals, such stockholder will be deemed to have consented to such Proposal or Proposals, except that such stockholder will not be deemed to have consented to the removal of any member of the Rental Service Board or the election of any Nominee whose name is written-in by such stockholder on the consent card.

        UNITED RENTALS RECOMMENDS THAT YOU CONSENT TO EACH OF THE
PROPOSALS.

        YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

        If your Shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person in charge of your account and give instructions to have the BLUE consent card with respect to your Shares to be signed, dated and mailed. Only that institution can execute a BLUE consent card with respect to your Shares and only upon receipt of specific instructions from you. United Rentals urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to United Rentals in care of Georgeson using the stamped self-addressed envelope included in the packet so that United Rentals will be aware of all instructions given and can attempt to ensure that such instructions are followed. Since United Rentals must receive consents from holders of a majority of the outstanding Shares in order for Proposals 1 and 2 to be adopted, and from holders of 662/3% of the outstanding Shares in order for Proposal 3 to be adopted, not returning a signed consent, a broker non-vote or direction to withhold authority to vote on the BLUE consent card will each have the same effect as a "no" vote with respect to United Rentals' solicitation.

                             CERTAIN LITIGATION

        On April 5, 1999, United Rentals filed a complaint against Rental Service, the members of the Rental Service Board and NationsRent in the Chancery Court of the State of Delaware, alleging, among other things, breaches of fiduciary duties by the Rental Service Board in connection with the NationsRent Merger Agreement. The complaint seeks an order, among other things, (i) invalidating the NationsRent Option and the NationsRent Termination Fee and (ii) compelling the Rental Service Board to approve the Offer and the Proposed United Rentals Merger for purposes of Section 203 of the DGCL. On April 8, 1999, the Delaware Chancery Court granted United Rentals' motion for expedited discovery and set May 17, 1999 for a hearing to consider plaintiffs' motion for a preliminary injunction in connection with the foregoing.

        On April 7, 1999, United Rentals also commenced litigation against Rental Service, NationsRent and James L. Kirk, the Chairman and Chief Executive Officer of NationsRent, in the United States District Court for the District of Connecticut alleging, among other things, various violations of the federal proxy and tender offer rules.

                         FORWARD-LOOKING STATEMENTS

        This Consent Statement contains certain "forward-looking" statements which United Rentals believes are within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and United Rentals is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in consent solicitation materials when there is a simultaneous tender offer. However, stockholders should be aware that any such forward-looking statements are only predictions, subject to risks and uncertainties that exist in the business environment which could render actual outcomes and results materially different than predicted. In some cases, such forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expects," "intends" or "believes" or the negative of such terms or other comparable terminology.

                             OTHER INFORMATION

        The information concerning Rental Service and the Proposed NationsRent Merger contained herein has been taken from, or based upon, publicly available documents on file with the Commission and other publicly available information. United Rentals does not take any responsibility for the accuracy or completeness of such information or for any failure by Rental Service to disclose events that may have occurred and may affect the significance or accuracy of any such information. United Rentals has not, to date, had access to the books and records of Rental Service.

        The information contained in this Consent Statement concerning the Offer is taken from, and qualified in its entirety by reference to, the full text of the Offer to Purchase.

                                                       UNITED RENTALS, INC.

Dated: April __, 1999


        If you have any questions about giving your consent or require assistance, please contact:

                                 GEORGESON
                               & COMPANY INC.

                             Wall Street Plaza
                          New York, New York 10005
               Banks and Brokers Call Collect: (212) 440-9800
                 All Others Call Toll Free: 1-800-223-2064





                                                                 SCHEDULE I

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                 DIRECTORS AND MANAGEMENT OF RENTAL SERVICE

        According to Rental Service's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Rental Service 10-K"), as of February 26, 1999, there were outstanding 24,123,392 Shares. Pursuant to the NationsRent Option Agreement, Rental Service granted NationsRent an option to purchase up to 4,795,431 Shares. The information concerning Rental Service and the Proposed NationsRent Merger contained herein has been taken from, or based upon, publicly available documents on file with the Commission and other publicly available information. United Rentals does not take any responsibility for the accuracy or completeness of such information or for any failure by Rental Service to disclose events that may have occurred and may affect the significance or accuracy of any such information. United Rentals has not, to date, had access to the books and records of Rental Service.

                  PRINCIPAL STOCKHOLDERS OF RENTAL SERVICE

        The following table sets forth certain information, which is based on the Rental Service 10-K, regarding the beneficial ownership of Rental Service's Common Stock outstanding as of February 28, 1999 by each person beneficially owning 5% or more of any class of Rental Service's securities. Except as otherwise indicated, according to the Rental Service Form 10-K, each stockholder listed below has informed Rental Service that such stockholder has (i) sole voting and investment power with respect to its Shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to its Shares.


                                                                      Beneficial Ownership
                                                                              As of
                   Name of Beneficial Owner                           February 28, 1999 (1)
---------------------------------------------------------------  -------------------------------
                                                                     Shares          Percent
                                                                 --------------  ---------------
Capital Research and Management Company (2)....................       1,600,000        6.5%
Pilgrim Baxter & Associates, Ltd. (3)..........................       1,384,000        5.6

(1) A person is deemed as of any date to have "beneficial ownership" of any security that person has a right to acquire within 60 days after that date. Shares which each identified stockholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of that stockholder, but are not deemed to be outstanding as to any other person.

(2) Based on a Schedule 13G for the year ended December 31, 1998, which was filed on February 8, 1999. In that Schedule 13G, Capital Research and Management Company ("Capital Research") reported that it beneficially owned a total of 1,600,000 Shares. Of those Shares, it had sole investment discretion with respect to all of the Shares and had voting authority with respect to none of the Shares. The address of Capital Research is 333 S. Hope Street, Los Angeles, California 90071.

(3) Based on a Schedule 13G for the year ended December 31, 1998, which was filed on February 5, 1999. In that Schedule 13G, Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter") reported that it beneficially owned a total of 1,384,000 Shares. Of those Shares, it had sole investment discretion with respect to all of the Shares and had voting authority with respect to 965,800 of the Shares. The address of Pilgrim Baxter is 825 Duportail Road, Wayne, Pennsylvania 19087.


          OWNERSHIP OF DIRECTORS AND MANAGEMENT OF RENTAL SERVICE

        The following table sets forth certain information, which is based on the Rental Service 10-K, regarding the beneficial ownership of Rental Service Common Stock outstanding as of February 28, 1999 by (a) each of Rental Service's directors and executive officers and (b) all of Rental Service's directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has informed Rental Service that he has (i) sole voting and investment power with respect to such stockholder's Shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to such stockholder's Shares.


                                                                      Beneficial Ownership
                                                                              As of
                   Name of Beneficial Owner                           February 28, 1999 (1)
---------------------------------------------------------------  -------------------------------
                                                                     Shares          Percent
                                                                 --------------  ---------------
Martin R. Reid (2) (3) (4).....................................         538,545         2.2%
Robert M. Wilson (2) (4).......................................          24,653         *
Ronald Halchishak (2) (4)......................................          58,340         *
David G. Ledlow (2) (4)........................................          49,761         *
Douglas A. Waugaman (2) (4)....................................         112,469         *
John Markle (2) (4)............................................          62,906         *
Milfred E. Howard (2) (4)......................................           7,616         *
David B. Harrington (2) (4)....................................           8,382         *
William M. Barnum, Jr. (2) (5).................................         455,317         1.9
James R. Buch (2) (4)..........................................           6,525         *
David P. Lanoha (2) (6)........................................         149,855         *
Christopher A. Laurence (2) (5)................................           7,261         *
Eric L. Mattson (2) (7)........................................           5,625         *
Britton H. Murdoch (2) (8).....................................           7,625         *
John M. Sullivan (2) (4).......................................           3,125         *
All directors and executive officers as a group (15                   1,498,005         6.1
individuals)...................................................

------------------
* Beneficial ownership does not exceed 1% of the Rental Service outstanding Common Stock.

(1) A person is deemed as of any date to have "beneficial ownership" of any security that person has a right to acquire within 60 days after that date. Shares which each identified stockholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of that stockholder, but are not deemed to be outstanding as to any other person.

(2) Excludes Shares issuable upon exercise of options that are not exercisable within 60 days of the date of the table set forth above, as follows: Mr. Reid--330,058 Shares; Mr. Wilson--118,250 Shares; Mr. Halchishak--70,750 Shares; Mr. Ledlow-70,750 Shares; Mr. Waugaman-112,000 Shares; Mr. Markle-67,771 Shares; Mr. Harrington--40,143 Shares; Mr. Howard--47,848 Shares; Mr. Barnum--6,875 Shares; Mr. Buch-5,975 Shares; Mr. Lanoha-9,375 Shares; Mr. Laurence--6,875 Shares; Mr. Mattson-6,875 Shares; Mr. Murdoch--6,875 Shares; and Mr. Sullivan--9,375 Shares.

(3) Includes Shares subject to vesting that would be repurchased by Rental Service if they fail to vest.

(4)     The address of this person is c/o Rental Service Corporation, 6929
        E. Greenway Parkway, Suite 200, Scottsdale, Arizona 85254.

(5) Mr. Barnum, a director of Rental Service, is a general partner of BBP, the general partner of Brentwood RSC Partners, which owns 417,972 Shares. Accordingly, Mr. Barnum may be deemed to be the beneficial owner of the Shares owned by BBP and for purposes of this table they are included. Mr. Barnum disclaims beneficial ownership of these Shares. The address of Brentwood RSC Partners, Mr. Barnum and Mr. Laurence is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

(6) The address of this person is c/o Rental Service Corporation, 11250 East 40th Avenue, Denver, Colorado 60239.

(7) The address of this person is c/o Baxter Hughes Incorporated, 3900 Essex Lane, Suite 1200, Houston, Texas 77027.

(8) The address of this person is c/o V-Span, 1100 First Avenue, Suite 400, King of Prussia, Pennsylvania 19406.




                                                                SCHEDULE II

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
             OF UNITED RENTALS AND CERTAIN EMPLOYEES AND OTHER
                     REPRESENTATIVES OF UNITED RENTALS


        The following table sets forth the name and title of persons who may be deemed to be participants on behalf of United Rentals in the solicitation of consents from the stockholders of Rental Service. Unless otherwise indicated, the principal business address of each director, executive officer, nominee, employee or representative is c/o United Rentals, Inc., Four Greenwich Office Park, Greenwich, Connecticut 06830.

             Directors and Executive Officers of United Rentals


Name                                   Positions
-----------                            ---------------------
Bradley S. Jacobs....................  Chairman, Chief Executive Officer and Director
Wayland R. Hicks.....................  Vice Chairman, Chief Operating Officer and Director
John N. Milne........................  Vice Chairman, Chief Acquisition Officer,
                                         Secretary and Director
William F. Berry.....................  President and Director
Michael J. Nolan.....................  Chief Financial Officer
Robert P. Miner......................  Vice President, Strategic Planning
John S. McKinney.....................  Vice President, Finance and Director
Leon D. Black........................  Director
Richard D. Colburn...................  Director
Ronald M. DeFeo......................  Director
Michael S. Gross.....................  Director
Richard J. Heckmann..................  Director
Gerald Tsai, Jr......................  Director
Christian M. Weyer...................  Director


             Directors and Executive Officers of UR Acquisition


Name                                   Positions
-----------                            ---------------------
John N. Milne........................  President and Director
Michael J. Nolan.....................  Vice President, Secretary and Director
Robert P. Miner......................  Vice President and Director
Wayland R. Hicks.....................  Treasurer and Director




       Certain Employees and Other Representatives of United Rentals
                       Who May Also Solicit Consents



Name                                   Positions
-----------                            ---------------------

Nominees (other than directors or
executive officers of United
Rentals):

Richard N. Daniel....................  Nominee
555 Madison Ave.
17th Floor
New York, New York 10022

Stephanie R. Joseph..................  Nominee
The Directors' Network, Inc.
14 East 60th Street
Suite 208
New York, New York 10022

Raymond S. Troubh....................  Nominee
10 Rockefeller Plaza
Suite 712
New York, New York 10020

Representatives of Goldman Sachs:

Bruce J. Evans.......................  Vice President - Goldman Sachs
Robert D. Lipman.....................  Vice President - Goldman Sachs
Jeffrey M. Moslow....................  Managing Director - Goldman Sachs
Cody J. Smith........................  Managing Director - Goldman Sachs


     Goldman, Sachs & Co.'s principal business address is 85 Broad Street, New York, NY 10004. Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of business, Goldman Sachs may trade the debt and equity securities of Rental Service for its own account and the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. As of the close of business on April ___, 1999, Goldman Sachs and its affiliates owned no shares of Rental Service common stock for their own account.




                        Shares held by Participants

     United Rentals is the beneficial holder of 100 shares of Rental Service common stock purchased on March 30, 1999 for $16 13/16 per share. None of the participants listed in this Schedule II own any shares of Rental Service common stock. To the best knowledge of United Rentals, none of the participants listed in this Schedule II has purchased or sold any Shares within the past two years.


                            Certain Transactions

     Pursuant to a Master Agreement, dated as of August 31, 1994, by and between ACME Acquisition Corp., a California corporation and a predecessor to Rental Service ("ACME"), and Wynne Systems, Inc., a California corporation and a wholly owned indirect subsidiary of United Rentals ("Wynne"), Wynne has granted ACME a non-exclusive, non-transferable perpetual license with respect to certain software and has agreed to provide ACME with certain software installation and support services. In accordance with the terms of such license, a license fee was paid upon inception of such license and additional fees are payable based on certain system upgrades and other factors.

     Pursuant to an Asset Purchase Agreement, dated as of June 14, 1996, U.S. Rentals, Inc., a California corporation ("U.S. Rentals") acquired certain of the assets of ACME Rents, Inc. d/b/a Contractors Equipment Rentals, Inc., a California corporation ("ACME Rents"). The purchase price of the assets acquired was approximately $9 million. U.S. Rentals was merged with a wholly owned subsidiary of United Rentals in September 1998, and ACME Rents is a predecessor to Rental Service.

     Certain related investment funds of Apollo Advisors, L.P. ("Apollo") hold bank indebtedness of Rental Service, which Apollo has advised United Rentals has a value of approximately $15 million. Two of United Rentals' directors, Leon D. Black and Michael S. Gross, are principals of Apollo. Apollo and Messrs. Black and Gross disclaim any beneficial ownership in such indebtedness.


                  PRELIMINARY COPY--SUBJECT TO COMPLETION

                            FORM OF CONSENT CARD



              BLUE
           CONSENT
              CARD

        Unless otherwise indicated below, the undersigned, a stockholder of record of Rental Service Corporation ("Rental Service") on April ___, 1999 (the "Record Date"), hereby consents pursuant to Section 228(a) of the Delaware General Corporation Law, as amended, with respect to all shares of common stock of Rental Service (the "Shares") held by the undersigned to the taking of the following actions without a meeting of the stockholders of Rental Service:

1.      The removal of each of the following incumbent directors of Rental
        Service: Martin R. Reid , Daniel P. Lanoha, William M. Barnum, Jr., James R. Buch, Christopher A. Laurence, Eric L. Mattson, Britton H. Murdoch and John M. Sullivan, and any other person who is a director of Rental Service at the time the action taken by this written consent becomes effective.

        /  /   CONSENTS         /  /   DOES NOT CONSENT        /  /   ABSTAIN

INSTRUCTION:      TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING
                  TO THE REMOVAL OF ALL THE ABOVE-NAMED DIRECTORS AND ANY
                  OTHER PERSON WHO IS A DIRECTOR OF RENTAL SERVICE AT THE TIME
                  THE ACTION TAKEN BY THIS WRITTEN CONSENT BECOMES EFFECTIVE,
                  CHECK THE APPROPRIATE BOX ABOVE.  IF YOU WISH TO CONSENT TO
                  THE REMOVAL OF CERTAIN OF THE ABOVE-NAMED DIRECTORS
                  AND/OR CERTAIN OF THE DIRECTORS NOT NAMED ABOVE WHO ARE
                  DIRECTORS OF RENTAL SERVICE AT THE TIME THE ACTION TAKEN BY
                  THIS WRITTEN CONSENT BECOMES EFFECTIVE, BUT NOT ALL OF THEM,
                  CHECK THE "CONSENTS" BOX ABOVE AND WRITE THE NAME OF EACH
                  PERSON YOU DO NOT WISH REMOVED IN THE FOLLOWING SPACE:





                  IF NO BOX IS MARKED ABOVE WITH RESPECT TO THIS PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY INCUMBENT DIRECTOR WHOSE NAME IS WRITTEN-IN THE SPACE PROVIDED ABOVE.


2. The election of the following persons as directors of Rental Service to hold office until their successors are elected and qualified: Bradley S. Jacobs, Richard N. Daniel, Richard J. Heckmann, Wayland R. Hicks, Stephanie R. Joseph, John N. Milne, Michael J. Nolan, Raymond S. Troubh and Gerald Tsai, Jr. (the "Nominees").

        /  /   CONSENTS         /  /   DOES NOT CONSENT         /  /   ABSTAIN

INSTRUCTION:      TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING
                  TO THE ELECTION OF ALL THE ABOVE-NAMED PERSONS, CHECK THE
                  APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE
                  ELECTION OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT
                  ALL OF THEM, CHECK THE "CONSENTS" BOX ABOVE AND WRITE THE
                  NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE
                  FOLLOWING SPACE:




                  IF NO BOX IS MARKED ABOVE WITH RESPECT TO THIS PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN-IN THE SPACE PROVIDED ABOVE.


3. Repeal each provision of the Rental Service Bylaws or amendment thereto adopted subsequent to January 20, 1999 and prior to the effectiveness of any of the Proposals.

        /  /   CONSENTS         /  /   DOES NOT CONSENT         /  /   ABSTAIN


IN THE ABSENCE OF MARKING "DOES NOT CONSENT" OR "ABSTAIN" ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.


        Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

                                    DATED: __________________, 1999


                                            _____________________________
                                                    Signature


                                            _____________________________
                                              Signature, if held jointly


                                            _____________________________
                                                 Title or Authority


          IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.
              PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY
                   IN THE POSTAGE-PAID ENVELOPE ENCLOSED.